                                                                                        Exhibit 99.1

For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. Vice President Corporate Affairs (914) 789-2800 rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS REPORTS
FOURTH QUARTER AND YEAR END RESULTS

Tarrytown, NY, March 15, 2006 - Progenics Pharmaceuticals, Inc., (NASDAQ: PGNX) today announced its results of operations for the fourth quarter and year ended December 31, 2005.

Revenues for the fourth quarter ended December 31, 2005 totaled $2.0 million compared to $3.3 million for the same quarter in 2004. For the year ended December 31, 2005, Progenics reported total revenues of $9.5 million compared to $9.6 million for the comparable period in 2004. Revenues primarily reflect payments received by the Company for contract work performed for PSMA Development Company LLC, the Company’s joint venture regarding PSMA technology, and funding from government grants and contracts. The Company’s expenses for the fourth quarter of 2005 were $35.8 million compared to $13.8 million for the fourth quarter of 2004. For the year ended December 31, 2005, expenses totaled $81.0 million compared to $52.3 million for year ended December 31, 2004. The primary reasons for the increases in expenses were the Company’s acquisition in 2005 of certain rights for our lead investigational drug, methylnaltrexone (MNTX), from several of our licensors, increased costs in our development programs, increased headcount, and increased patent and legal expenses.

The Company reported a net loss of ($32.7 million) or ($1.34) per share (basic and diluted) for the fourth quarter of 2005, compared to net loss of ($10.3 million) or ($0.60) per share (basic and diluted) for the fourth quarter of 2004. For the year ended December 31, 2005, Progenics reported a net loss of ($69.4 million) or ($3.33) per share (basic and diluted) compared to a net loss of ($42.0 million) or ($2.48) per share (basic and diluted) in 2004. Progenics ended 2005 with $173.1 million in cash, cash equivalents and marketable securities.

“The past 12 months were a highly successful period for Progenics Pharmaceuticals,” said Paul J. Maddon, M.D., Ph.D., Progenics’ Founder, Chief Executive Officer and Chief Science Officer. “Our lead product, MNTX, demonstrated significant activity in advanced clinical trials which led to a worldwide collaboration with Wyeth. Our HIV therapeutic, PRO 140, showed encouraging results in an early stage clinical trial, and preclinical studies of our PSMA prostate cancer monoclonal antibody were also promising. Based on the strength of our clinical and research findings, we were able to successfully complete three equity offerings in 2005.”

Progenics Pharmaceuticals Reports Fourth Quarter and Year End Results

Accomplishments
MNTX
o
We and Wyeth Pharmaceuticals entered into an exclusive, worldwide agreement for the joint development and commercialization of MNTX for the treatment of opioid-induced side effects, including constipation and post-operative bowel dysfunction. Key provisions of the agreement include a $60 million up-front payment, potential milestone payments of $356.5 million, reimbursement of all future development costs, royalties on worldwide sales, and co-promotion rights in the US.

o	In two pivotal phase 3 clinical trials of MNTX, we reported positive and highly statistically significant results in the treatment of opioid-induced constipation in patients with advanced illness.
o	We also reported positive results from a phase 2 clinical trial of MNTX in the management of post-operative bowel dysfunction.
o	We acquired a substantial portion of the royalty and milestone rights for MNTX from the licensors, thereby extinguishing our obligations with respect to these rights.

PRO 140
o
We achieved positive results in a phase 1 clinical trial of PRO 140, a humanized monoclonal antibody against CCR5 designed to block HIV infection of healthy cells. At the highest concentration tested, PRO 140 significantly coated CCR5 cells for at least 60 days, potentially protecting them from HIV infection.

o	We were awarded a $10.1 million grant from the National Institutes of Health for the further development of PRO 140.

PROSTATE CANCER
o
PSMA Development Company LLC, our joint venture with Cytogen Corporation, announced that its prostate-specific membrane antigen (PSMA) antibody-drug conjugate significantly prolonged overall survival in a mouse model of human prostate cancer.

CORPORATE
o	We completed three public offerings of common stock, at successively higher prices, which provided $121.6 million, net of expenses.
o	Progenics was selected for addition to the NASDAQ Biotechnology Index® based upon its market value, average daily share volume and history as a public company.

HUMAN RESOURCES
o	Progenics has grown to an all-time high of 150 employees and at the same time strengthened its senior management team:
▪	Mark R. Baker, J.D. joined the company as Senior Vice President & General Counsel and Secretary.
▪	Benedict Osorio, M.B.A. joined as Vice President, Quality.
▪	Thomas A. Boyd, Ph.D. was appointed to Senior Vice President, Product Development; previously he was Vice President, Preclinical Development and Project Management.

Progenics Pharmaceuticals Reports Fourth Quarter and Year End Results

▪	Richard W. Krawiec, Ph.D. was appointed to Vice President, Corporate Affairs; previously he was Vice President, Investor Relations and Corporate Communications.
▪	Robert A. McKinney, CPA was appointed to Senior Vice President, Finance and Operations & Chief Financial Officer and Treasurer; previously he was Vice President, Finance and Operations & Treasurer.
Milestones
“Going forward, we are collaborating with Wyeth on the worldwide development and commercialization of MNTX,” added Dr. Maddon. “Wyeth is responsible for developing oral MNTX, and Progenics is planning to initiate a pivotal phase 3 clinical trial of intravenous MNTX for the management of post-operative bowel dysfunction in the U.S. We are also preparing to file the Company’s first New Drug Application with the U.S. Food and Drug Administration for the use of subcutaneous MNTX in the treatment of opioid-induced constipation in patients with advanced illness. We are completing enrollment in a phase 1b clinical trial of PRO 140 in HIV-infected individuals, which is designed to provide us with the first proof-of-concept for this novel HIV therapy. We are also completing the preclinical testing necessary to begin clinical studies with our fully human PSMA monoclonal antibody-drug conjugate for the treatment of metastatic prostate cancer.”

Stock Sales
During the first quarter of 2006, Progenics’ CEO, Dr. Maddon, established a stock trading plan in accordance with Rule 10b5-1 of the Securities Act of 1934. Under this plan, Dr. Maddon has directed a broker to exercise and sell shares pursuant to stock options which are scheduled to expire in 2007. Other Progenics executive officers have also established 10b5-1 plans.

Company Profile
Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has four product candidates in clinical development and several others in preclinical development. The Company, in collaboration with Wyeth, is developing methylnaltrexone (MNTX) for the treatment of opioid-induced side effects, including constipation and post-operative bowel dysfunction. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1b studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. In collaboration with Cytogen Corporation, the Company is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

Progenics Pharmaceuticals Reports Fourth Quarter and Year End Results

    DISCLOSURE NOTICE: The information contained in this document is current as of March 15, 2006. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any expected future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risks associated with our dependence on Wyeth to fund and to conduct clinical testing, to make certain regulatory filings and to manufacture and market products containing MNTX, the uncertainties associated with product development, the risk that clinical trials will not commence, proceed or be completed as planned, the risk that our products will not receive marketing approval from regulators, the risks and uncertainties associated with the dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials are later found not to work effectively or are not safe, the risk that we may not be able to manufacture commercial quantities of our products, the risk that our products, if approved for marketing, do not gain market acceptance sufficient to justify development and commercialization costs, the risk that we will not be able to obtain funding necessary to conduct our operations, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics available at http://www.progenics.com.

(Financial Tables Follow)

Progenics Pharmaceuticals Reports Fourth Quarter and Year End Results

PROGENICS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except net loss per share)
	Three Months Ended		Year Ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
Revenues:
Contract research and development from JV	$207	$818	$988	$2,008
Research grants and contracts	1,814	2,440	8,432	7,483
Product sales	27	34	66	85
Total revenues	2,048	3,292	9,486	9,576

Expenses:
Research and development	12,065	8,843	43,419	35,673
License fees - research and development	19,255	275	20,418	390
General and administrative	4,179	3,312	13,565	12,580
Other	314	1,322	3,611	3,700
Total expenses	35,813	13,752	81,013	52,343

Operating loss	(33,765)	(10,460)	(71,527)	(42,767)

Other income/expense	1,068	179	2,098	749
Net (loss)	$(32,697)	$(10,281)	$(69,429)	$(42,018)

Net (loss) per share; basic and diluted	$(1.34)	$(0.60)	$(3.33)	$(2.48)

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	December 31, 2005	December 31, 2004
Cash, cash equivalents and marketable securities	$173,090	$31,207
Accounts receivable	3,287	1,112
Fixed assets, net	4,156	4,692
Other assets	3,470	2,534
Total assets	$184,003	$39,545

Liabilities	$71,271	$7,707
Stockholders’ equity	112,732	31,838
Total liabilities and stockholders’ equity	$184,003	$39,545

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